Exhibit 99.7

CONSENT OF CLAUDE B. NIELSEN

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Mid-America Apartment Communities, Inc. (“MAA”), and any amendments thereto, as a person to become a member of MAA’s board of directors effective as of the effective time of the Parent Merger (as such term is defined in the Agreement and Plan of Merger, dated as of June 3, 2013, by and among MAA, Mid-America Apartments, L.P., Martha Merger Sub, LP, Colonial Properties Trust and Colonial Realty Limited Partnership) and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.

Dated: July 15, 2013

/s/ Claude B. Nielsen
Claude B. Nielsen